(Letterhead of Cahill Gordon & Reindel)



                                February 27, 1996


                                                             (212) 701-3000
Dean Witter Reynolds Inc.
Two World Trade Center
New York, New York 10048

                         Re:  Dean Witter Select Equity Trust
                              Utility Stock Series 3

Gentlemen:

          We have acted as special counsel for you, as Sponsor of the above referenced trust, (a Unit Investment Trust, herein called the "Trust"), in connection with the issuance under a Trust Indenture and Agreement and related Reference Trust Agreement (collectively, the "Indenture"), among you and The Chase Manhattan Bank (National Association), as Trustee, of units of fractional undivided interest in the Trust (in the aggregate, the "Units").

            During the fiscal year ended December 31, 1995, certain Units were sold by you upon their initial issuance and/or in connection with your maintenance of a secondary market for Units. The Chase Manhattan Bank (National Association), as Trustee, has confirmed that certificates evidencing the Units have been executed and delivered by the depositor and the Trustee or the ownership of Units has been recorded on the books of the Trustee, in either case in accordance with the Indenture.




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            We have examined copies of such documents delivered by The Chase
Manhattan Bank (National Association), the Indenture, the form of certificate evidencing the Units, the Rule 24f-2 Notice being filed today with the Securities and Exchange Commission and such other documents as we have deemed necessary or advisable for purposes of this opinion. We have assumed that the copies of the documents we have reviewed and the signatures thereon are genuine.

            Based upon the foregoing, and in reliance upon such documents delivered by The Chase Manhattan Bank (National Association), we are of the opinion that the Units, registration of which such Rule 24f-2 Notice makes definite in number, were legally issued, fully paid and nonassessable.

                                          Very truly yours,


                                          CAHILL GORDON & REINDEL